Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On November 20, 2009, MEMC Electronic Materials, Inc. (“MEMC”) executed an Agreement and Plan of Merger (“Merger Agreement”) with Sun Edison LLC (“SunEdison”); the Representatives of the unitholders of SunEdison; and Sierra Acquisition Sub, LLC, a Delaware limited liability company and indirect, wholly owned subsidiary of MEMC (“Acquisition Subsidiary”). Under the Merger Agreement, Acquisition Subsidiary was merged with and into SunEdison (the “Merger”), with Sun Edison continuing after the Merger as the surviving company and a wholly owned subsidiary of MEMC Holdings Corporation, which is a wholly-owned subsidiary of MEMC.

The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009 combines the historical unaudited condensed consolidated balance sheets of MEMC and SunEdison, giving effect to the Merger as if it had occurred on September 30, 2009. The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2009 and for the year ended December 31, 2008 combine the historical unaudited condensed consolidated statements of operations of MEMC and SunEdison, giving effect to the Merger as if it had occurred at the beginning of the periods presented. The historical consolidated financial statements of SunEdison have been adjusted to reflect certain reclassifications to conform with MEMC’s financial statement presentation related to research and development expense, impairment of goodwill, accrued wages and salaries and income taxes payable.

The unaudited pro forma condensed consolidated financial statements were prepared using the purchase method of accounting with MEMC treated as the acquiring entity. Accordingly, the aggregate value of the consideration paid by MEMC to complete the Merger will be allocated to the assets acquired and liabilities assumed from SunEdison based upon their estimated fair values as of the date of the Merger. As of the date of this Form 8-K/A, MEMC has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed from SunEdison and the related allocations of purchase price, nor has MEMC identified all adjustments necessary to conform SunEdison’s accounting policies to MEMC’s accounting policies. Additionally, a final determination of the fair value of assets acquired and liabilities assumed from SunEdison will be based on the actual net tangible and intangible assets and liabilities of SunEdison that existed as of the date of the Merger. Accordingly, the pro forma purchase price adjustments are preliminary, are subject to further adjustments as additional information becomes available and as additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial statements. MEMC estimated the fair value of SunEdison’s assets and liabilities based on discussions with SunEdison’s management, due diligence and the use of outside valuation experts. As the final valuations are being performed, increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments, which may be material, to the balance sheet and/or statements of operations.

These unaudited pro forma condensed consolidated financial statements have been developed from and should be read in conjunction with (1) the unaudited interim condensed consolidated financial statements of MEMC contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, (2) the audited consolidated financial statements of MEMC contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and (3) the historical audited financial statements and notes thereto of SunEdison for the fiscal year ended December 31, 2008 and the unaudited financial statements and notes thereto of SunEdison for the three and nine month periods ended September 30, 2009, which are included as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and do not purport to represent MEMC’s consolidated results of operations or consolidated financial position had the Merger occurred on the dates assumed, nor are these financial statements necessarily indicative of MEMC’s future consolidated results of operations or consolidated financial position.

MEMC expects to incur costs and realize benefits associated with integrating the operations of MEMC and SunEdison. The unaudited pro forma condensed consolidated financial statements do not reflect the costs of any integration activities, the benefits that may result from operating efficiencies or the revenue synergies expected to result from the Merger.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2009

(In millions)

	Historical		Pro Forma Adjustments		Condensed Consolidated Pro Forma
	MEMC	SunEdison
ASSETS
Current assets:
Cash and cash equivalents	$792.2	$14.7	$(189.2)	(a)	$617.7
Short-term investments	114.3	—	—		114.3
Accounts receivable, net	188.3	9.3	—		197.6
Inventories	110.0	42.4	(6.0)	(b)	146.4
Prepaid and other current assets	99.1	69.0	(7.7)	(c)	160.4

Total current assets	1,303.9	135.4	(202.9)		1,236.4
Investments	329.5	—	—		329.5
Property, plant and equipment, net	1,065.4	322.0	(40.8)	(d)	1,346.6
Deferred tax assets, net	82.4	0.1	30.1	(e)	112.6
Customer warrant	17.5	—	—		17.5
Goodwill and intangible assets	—	1.6	(1.6)	(f)	310.1
			267.9	(g)
			42.2	(h)
Other assets	81.1	8.8	(5.2)	(i)	84.7

Total assets	$2,879.8	$467.9	$89.7		$3,437.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital leases and long-term debt	$5.5	$85.5	$11.7	(j)	$72.7
			(30.0)	(k)
Accounts payable	151.2	36.3	—		187.5
Accrued liabilities	87.6	28.6	(0.1)	(l)	103.7
			(7.3)	(m)
			(5.1)	(n)
Accrued wages and salaries	33.9	7.1	—		41.0
Customer deposits	83.6	0.1	—		83.7
Income taxes payable	6.3	0.6	0.3	(e)	7.2

Total current liabilities	368.1	158.2	(30.5)		495.8
Long-term debt and capital leases, less current portion	23.4	293.3	(0.5)	(j)	316.2
Pension and post-employment liabilities	44.8	—	—		44.8
Deferred revenue	101.7	15.3	(12.2)	(l)	104.8
Other liabilities	217.9	2.2	79.6	(o)	299.4
			(0.3)	(p)

Total liabilities	755.9	469.0	36.1		1,261.0

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	2.3	—	—		2.3
Members units	—	301.6	(301.6)	(q)	—
Additional paid-in capital	451.5	11.0	(11.0)	(q)	497.3
			45.8	(s)

	Historical		Pro Forma Adjustments		Condensed Consolidated Pro Forma
	MEMC	SunEdison
Retained earnings (accumulated deficit)	2,086.2	(319.3)	319.3	(q)	2,086.2
Accumulated other comprehensive income (loss)	7.2	(1.7)	1.7	(q)	7.2
Treasury stock	(453.3)	—	—		(453.3)

Total MEMC stockholders’/members’ equity	2,093.9	(8.4)	54.2		2,139.7
Noncontrolling interests	30.0	7.3	(0.6)	(r)	36.7

Total stockholders’ equity	2,123.9	(1.1)	53.6		2,176.4

Total liabilities and stockholders’ equity	$2,879.8	$467.9	$89.7		$3,437.4

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Nine Months Ended September 30, 2009

(In millions, except per share data)

	Historical		Pro Forma Adjustments Nine Months 2009		Condensed Consolidated Pro Forma
	MEMC	SunEdison
Net sales	$806.9	$96.6	$(0.5)	(l)	$903.0
Cost of goods sold	731.8	76.1	(2.2)	(d)	807.9
			2.2	(h)

Gross profit	75.1	20.5	(0.5)		95.1
Operating expenses:
Marketing and administration	109.5	50.5	(1.0)	(d)	161.6
			0.6	(h)
			(0.6)	(t)
			2.6	(u)
Research and development	29.8	0.9	0.1	(u)	30.8
Restructuring and impairment costs	52.0	—	—		52.0

Operating loss	(116.2)	(30.9)	(2.2)		(149.3)

Non-operating (income) expense:
Interest expense	0.9	14.8	(0.1)	(i)	7.5
			(6.1)	(j)
			(2.0)	(k)
Interest income	(22.4)	(1.7)	—		(24.1)
Increase in fair value of warrant	(3.7)	—	—		(3.7)
Other, net	2.2	(1.6)	—		0.6

Total non-operating (income) expense	(23.0)	11.5	(8.2)		(19.7)

Loss before income tax (benefit) expense and equity in earnings of joint venture	(93.2)	(42.4)	6.0		(129.6)
Income tax (benefit) expense	(34.9)	0.3	(13.2)	(v)	(47.8)

Loss before equity in earnings of joint venture	(58.3)	(42.7)	19.2		(81.8)
Equity in earnings of joint venture, net of tax	(5.8)	—	—		(5.8)

Net (loss) income	(64.1)	(42.7)	19.2		(87.6)
Net loss attributable to noncontrolling interests	2.9	0.2	—		3.1

Net (loss) income attributable to MEMC stockholders	$(61.2)	$(42.5)	$19.2		$(84.5)

Basic and diluted loss per share	$(0.27)			(w)	$(0.37)
Weighted-average shares used in computing basic and diluted loss per share	223.6		3.8	(w)	228.0
			0.6	(x)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Year Ended December 31, 2008

(In millions, except per share data)

	Historical		Pro Forma Adjustments 2008		Condensed Consolidated Pro Forma
	MEMC	SunEdison
Net sales	$2,004.5	$48.4	$(0.5)	(l)	$2,052.4
Cost of goods sold	999.7	35.0	(0.6)	(d)	1,037.2
			2.9	(h)
			0.2	(u)

Gross profit	1,004.8	13.4	(3.0)		1,015.2
Operating expenses:
Marketing and administration	106.5	105.3	(0.3)	(d)	224.5
			(1.1)	(h)
			14.1	(u)
Research and development	40.8	1.0	0.3	(u)	42.1
Restructuring costs and impairment of long-lived assets	4.3	9.1	—		13.4
Impairment of goodwill	—	15.4	—		15.4

Operating income (loss)	853.2	(117.4)	(16.0)		719.8

Non-operating (income) expense:
Interest expense	1.8	13.0	(2.2)	(j)	9.3
			(3.3)	(k)
Interest income	(46.4)	(1.8)	—		(48.2)
Decrease in fair value of warrant	292.5	—	—		292.5
Other, net	20.3	9.4	—		29.7

Total non-operating expense	268.2	20.6	(5.5)		283.3

Income (loss) before income tax expense (benefit)	585.0	(138.0)	(10.5)		436.5
Income tax expense (benefit)	195.4	(3.2)	(49.7)	(v)	142.5

Net income (loss)	389.6	(134.8)	39.2		294.0
Net (income) loss attributable to noncontrolling interests	(2.2)	0.3	—		(1.9)

Net income (loss) attributable to MEMC stockholders	$387.4	$(134.5)	$39.2		$292.1

Basic income per share	$1.71				$1.26
Diluted income per share	$1.69				$1.25
Weighted-average shares used in computing basic income per share	226.9		3.8	(w)	231.3
			0.6	(x)
Weighted-average shares used in computing diluted income per share	228.6		3.8	(w)	233.0
			0.6	(x)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

MEMC Electronic Materials, Inc. (“MEMC”) acquired all of the outstanding member units (the “Merger”) of Sun Edison LLC (“SunEdison”) on November 20, 2009 (the “Acquisition Date”). The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2009 and for the year ended December 31, 2008 combine the historical unaudited condensed consolidated statements of operations of MEMC and SunEdison, giving effect to the Merger as if it had occurred at the beginning of the periods presented. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2009 combines the historical unaudited condensed consolidated balance sheets of MEMC and SunEdison, giving effect to the Merger as if it had occurred on September 30, 2009. The unaudited pro forma condensed consolidated statements of operations and the unaudited pro forma condensed consolidated balance sheet of MEMC have been prepared using the purchase method of accounting. The pro forma adjustments are preliminary and based on management’s estimates of the fair value of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition.

The accompanying unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from operating efficiencies.

The unaudited pro forma condensed consolidated balance sheet gives effect to the Merger as if it had occurred on September 30, 2009 and includes estimated pro forma adjustments for the preliminary valuations of net assets acquired and liabilities assumed. These adjustments are subject to further revision as additional information becomes available and additional analyses are performed.

The unaudited pro forma condensed consolidated statements of operations give effect to the Merger as if it had occurred at the beginning of the periods presented. Historical results for MEMC and SunEdison for the year ended December 31, 2008 have been adjusted to reflect changes in accounting principles included in Accounting Standards Codification (ASC) Topic 810, “Consolidation” (ASC 810) as if adoption had occurred on January 1, 2008. MEMC adopted the additional guidance included in ASC 810 effective January 1, 2009, which amends prior guidance to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. As a result, MEMC now includes noncontrolling interests in consolidated net income for current and prior periods. Noncontrolling interests have also been reclassified to equity for current and prior periods.

The unaudited pro forma condensed consolidated balance sheet has been adjusted to reflect the preliminary allocation of the purchase price to identifiable net assets acquired, liabilities assumed and the excess purchase price to goodwill as described below.

The acquisition method of accounting is based on ASC Topic 805, Business Combinations (ASC 805), which MEMC adopted on January 1, 2009. ASC 805 requires among other things, that most assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of MEMC issued after completion of the Merger will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed consolidated financial statements.

2. Purchase Price

MEMC acquired SunEdison for a preliminary purchase price of $314.6 million by paying cash, issuing MEMC common stock and providing contingent consideration. The contingent consideration is to be paid to the SunEdison unit holders if certain operational criteria are met in the period following the acquisition date through December 31, 2010. This consideration is to be paid in the form of cash and MEMC common stock. In order for the full consideration to be paid, SunEdison is required to install 150 megawatts of solar photovoltaic projects and achieve certain profitability thresholds which would require additional consideration of up to $89.0 million of cash and MEMC common stock paid to SunEdison unit holders. If the surviving SunEdison completes less than 80 megawatts of solar photovoltaic projects, no amounts will be paid, however if greater than 80 megawatts and less than 150 megawatts is completed, the SunEdison unit holders will receive between $25 million and $89 million of cash and MEMC common stock, based on the terms of the Merger. MEMC has estimated the fair value of the contingent consideration, discounted at a credit adjusted interest rate for the period of the contingency, to be $77.0 million as of the Acquisition Date. Any future revisions to the estimated fair value of the contingent consideration will be recorded to the statement of operations.

The preliminary purchase price is calculated as follows:

(Dollars in Millions)
Cash	$191.8
3,795,066 shares of MEMC common stock (1)	45.8
Contingent consideration	77.0

Total preliminary purchase price including estimated contingent consideration	$314.6

(1)	The value of the shares of common stock issued was based upon the closing price of MEMC’s common stock at November 20, 2009, the date of acquisition or $12.08. For purposes of the Merger, these shares were valued at $15.81.

The table below represents a preliminary allocation of the total consideration to tangible and intangible assets acquired and liabilities assumed from SunEdison based on MEMC’s preliminary estimate of their respective fair values as if the acquisition had occurred on September 30, 2009:

(Dollars in Millions)
Cash and cash equivalents	$14.7
Other current assets	107.0
Property, plant and equipment, net	281.2
Goodwill	267.9
Intangible assets	42.2
Other noncurrent assets	33.8
Current liabilities	(60.5)
Long-term debt and capital leases	(360.0)
Other long-term liabilities	(5.0)
Noncontrolling Interests	(6.7)

Total estimated purchase price including estimated contingent consideration	$314.6

Upon completion of the fair value assessment, MEMC anticipates that the final purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

3. Pro Forma Adjustments

The unaudited pro forma condensed consolidated statements of operations do not include any material non-recurring charges that will result from the Merger. The unaudited pro forma condensed consolidated financial statements reflect the following:

(a)	A $189.2 million adjustment to reflect cash paid on the date of acquisition.

(b)	A $6.0 million adjustment to reflect the step-down in SunEdison’s inventory to fair value as part of purchase accounting.

(c)	A $7.7 million reduction of Prepaid and other current assets associated with the elimination of prepaid interest as part of purchase accounting.

(d)	A $40.8 million adjustment to reflect the step-down in SunEdison’s property, plant and equipment to fair value as part of purchase accounting. This includes the elimination of previously recorded deferred gains on sale/leaseback transactions recorded in Property, plant and equipment. As a result of this adjustment the unaudited pro forma condensed consolidated statements of operations reflect a decrease in depreciation expense of $3.2 million for the nine months ended September 30, 2009 of which $2.2 million was reflected in Cost of goods sold and $1.0 million was reflected in Marketing and administration. For the year ended December 31, 2008, an adjustment of $0.9 million was reflected for decreased depreciation including $0.6 million in Cost of goods sold and $0.3 million was in Marketing and administration. SunEdison’s property, plant and equipment will be depreciated evenly over the assets’ estimated useful lives as follows:

Years
Buildings and improvements	1-6
Machinery and equipment	1-11
Solar energy systems	22-30

(e)	A $30.1 million adjustment to reflect net deferred tax assets and a $0.3 million adjustment to reflect income taxes payable recorded as part of purchase accounting related to temporary timing differences between book and tax basis.

(f)	A $1.6 million adjustment to eliminate SunEdison’s pre-acquisition goodwill as part of purchase accounting.

(g)	A $267.9 million adjustment to reflect the excess of acquisition cost over the estimated fair value of tangible and intangible net assets acquired as part of purchase accounting.

(h)	The recording of identifiable intangible assets of $42.2 million associated with an adjustment to the fair value of SunEdison’s intangible assets including power plant development arrangements, favorable energy credits, trade name, internally developed software and customer relationships. Intangible assets subject to amortization of $24.2 million will be amortized on a straight-line basis over 3 to 18 years. The power plant development arrangements will be allocated to fixed assets as construction on power plants in development is completed. As a result of this adjustment, the unaudited pro forma condensed consolidated statements of operations reflect an increase in amortization expense of $2.8 million for the nine months ended September 30, 2009, of which $2.2 million is included in Cost of goods sold and $0.6 million is included in Marketing and administration expense. For the year ended December 31, 2008, amortization expense increased $1.8 million including a $2.9 million increase in Cost of goods sold and a $1.1 million decrease in Marketing and administration expense.

(i)	A $5.2 million reduction of other noncurrent assets associated with the elimination of deferred debt issuance costs as part of purchase accounting. As a result of this adjustment, the unaudited pro forma condensed consolidated statements of operations reflect a reduction in interest expense of $0.1 million for the nine months ended September 30, 2009. There was no such adjustment for the year ended December 31, 2008.

(j)	An $11.2 million step-up adjustment to reflect the fair value of SunEdison’s long-term debt and capital leases as part of purchase accounting, of which $11.7 million increased the current portion and $0.5 million decreased the long-term portion. This adjustment reflects a lower market interest rate used to determine the fair value of SunEdison’s debt and capital leases. Accordingly, the unaudited pro forma condensed consolidated statements of operations reflect lower interest expense of $6.1 million for the nine months ended September 30, 2009 and $2.2 million for the year ended December 31, 2008, which also reflects the lower interest rates.

(k)	An adjustment to reflect the elimination of $30.0 million of a SunEdison short-term bridge note paid at closing in connection with the Merger Agreement that was required due to a change in control provision in the loan agreement. As a result of this adjustment, the unaudited pro forma condensed consolidated statements of operations reflect a reduction in interest expense of $2.0 million for the nine months ended September 30, 2009 and $3.3 million for the year ended December 31, 2008.

(l)	Adjustments of $0.1 million to Accrued liabilities and $12.2 million to Deferred revenue – long-term to reflect the reduction of SunEdison’s deferred revenue to reflect the cost to service the obligation. As a result of this adjustment, the unaudited pro forma condensed consolidated statements of operations reflect a decrease in revenue of $0.5 million for the nine months ended September 30, 2009 and $0.5 million for the year ended December 31, 2008.

(m)	An adjustment of $7.3 million to eliminate the fair value of SunEdison’s stock compensation liability as part of purchase accounting. SunEdison’s plans terminated as part of the Merger Agreement.

(n)	A $5.1 million adjustment to reflect the elimination of accrued interest as part of purchase accounting which has now been reflected as part of the fair value of long-term debt and capital leases.

(o)	A $77.0 million adjustment to reflect the fair value of contingent consideration provided in the Merger Agreement as part of purchase accounting as well as $2.6 million of cash held back at closing based on certain conditions.

(p)	A $0.3 million adjustment as part of purchase accounting to eliminate deferred rent previously recorded by SunEdison.

(q)	The elimination of all of SunEdison’s members’ equity, including $22.0 million of Class A units, $2.6 million of Class B units, $268.0 million of Class C units, $9.0 million of Class D units, $11.0 million of additional paid-in capital, $319.3 million of accumulated deficit and $1.7 million of accumulated other comprehensive loss as a result of purchase accounting.

(r)	An adjustment of $0.6 million to reflect the step-down of noncontrolling interests to fair value as part of purchase accounting.

(s)	As discussed in Note 2, MEMC issued 3,795,066 shares of common stock to SunEdison Unitholders in the Merger at an assumed per share price of $12.08; equal to a total price of $45.8 million. The issuance of these shares increases the MEMC common stock outstanding as of September 30, 2009 by 3,795,066 shares which resulted in an adjustment to the condensed consolidated balance sheet of less than $0.1 million to common stock and the remaining $45.8 million recorded to additional paid in capital.

(t)	An adjustment of $0.6 million for one-time costs directly attributable to the Merger, including certain professional fees incurred by MEMC and SunEdison pursuant to provisions contained in the Merger Agreement. As of September 30, 2009, SunEdison and MEMC had incurred $0.3 million and $0.3 million, respectively, in 2009 associated with these costs. As a result, the Unaudited Pro Forma Condensed Consolidated Statement of Operations reflects a reduction of $0.6 million in marketing and administration expenses for the nine months ended September 30, 2009.

(u)	An adjustment for compensation expense related to 2.2 million restricted stock units of MEMC common stock issued to SunEdison employees in the Merger. The fair value of the restricted stock units when granted was $26.9 million, based upon the closing price of MEMC’s common stock at November 20, 2009, the date of acquisition, or $12.08. These restricted stock units are in the form of time-based restricted stock units which vest at the end of approximately a one-year period and performance-based restricted stock units which vest evenly over a three year period. Due to the short vesting periods and because the expense for the performance-based awards will be expensed over the individual tranches after the opening balance sheet date a significant amount of the expense will be recognized in the first year after the Merger . As a result, the unaudited pro forma condensed consolidated statements of operations reflect an increase to expense as follows:

(In Millions)	Nine Months Ended September 30, 2009	Year Ended December 31, 2008
Cost of goods sold	$—	$0.2
Marketing and administration	2.6	14.1
Research and development	0.1	0.3

Total	$2.7	$14.6

(v)	Adjustments of $13.2 million in the nine months ended September 30, 2009 and $49.7 million in 2008 to record an income tax benefit on the loss incurred by SunEdison including pro forma adjustments. Prior to the Merger, SunEdison operated as a limited liability company with only a few entities operating as C-corporations that were subject to U.S. federal and state taxes. Instead, income was primarily passed through to the SunEdison members who then are subjected to U.S. federal, state and international taxes. This adjustment is based on MEMC’s statutory rates in effect for the periods presented including MEMC’s ability to carryback losses from SunEdison.

(w)	To record the issuance of 3,795,066 shares of MEMC common stock to the unit holders of SunEdison to effect the merger transaction. The shares to be issued under the contingent consideration discussed in Note 2 above will only affect MEMC’s basic and diluted earnings per share in future periods when the amount of shares to be issued is known. Accordingly, no shares have been included in basic or diluted shares outstanding above.

(x)	An adjustment to reflect the effect of restricted stock units discussed in (u) above that vest at the end of approximately a one-year period. Diluted shares outstanding, in both periods, do not include an adjustment for the performance-based restricted stock units because they are contingently issuable shares and their effect on the diluted earnings per share can only be determined when the amount of shares to be issued is known.